                                  EXHIBIT 11.01

                        LDI CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands, Except Per Share Data)

                                                        Three Months Ended April 30,
                                                         1995              1994
                                                        ---------------------------
AVERAGE SHARES OUTSTANDING

1.  Average common shares outstanding                      6,727             6,727

2.  Net additional shares outstanding assuming
    stock options exercised and proceeds used to
    purchase treasury stock                                  (A)               (A)

3.  Dilutive shares contingently issuable upon
    conversion of debentures or exercise of
    warrants  (See Note 7 of the Notes to
    Consolidated Financial Statements)                       (A)               (A)

4.  Adjusted average common shares outstanding for
    fully diluted computation                              6,727             6,727

NET EARNINGS (LOSS)

5.  Net earnings (loss) as reported in
    statements of consolidated earnings                   $(299)            $(837)

6.  Decrease in interest expense and amortization
    of debt issuance costs relating to the
    subordinated debentures, net of income tax
    benefit                                                  (A)               (A)

7.  Adjusted net earnings (loss)                          $(299)            $(837)

EARNINGS (LOSS) PER SHARE

8.  Net earnings (loss) per average common share
    outstanding                                           $(.04)            $(.12)

9.  Net earnings per common share on a fully
    diluted basis                                            (A)               (A)

(A)   Antidilutive